UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2010

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2010, Legacy Reserves Operating LP, a wholly owned subsidiary of Legacy Reserves LP (the “Partnership”), entered into a purchase and sale agreement with COG Operating LLC, a wholly owned subsidiary of Concho Resources Inc., to acquire certain oil and natural gas properties in the Permian Basin for a contract price of $105 million, subject to customary purchase price adjustments (the “Acquisition”).  The properties currently produce 1,419 barrels of oil equivalent per day, of which 47% is oil. Proved reserves are estimated to be 5.8MMBoe, 88% of which are considered proved developed producing. Approximately 60% of the properties are operated, and over 95% of the properties are near Legacy's existing operations in multiple counties throughout the Permian Basin. The Partnership anticipates that the Acquisition will close on or about December 22, 2010, with an effective date of October 1, 2010.  The Partnership expects to finance the Acquisition with proceeds from borrowings under the Partnership’s existing revolving credit facility.  The Acquisition is subject to customary conditions to closing and there can be no assurance that all of the conditions to closing will be satisfied. The purchase and sale agreement also contains customary environmental indemnification provisions.

Item 8.01.  Other Events.

In anticipation of the completion of the Acquisition and the Partnership’s recent development activity, the Partnership entered into the following crude oil swap agreements:

Calendar Year	Annual Volumes (Bbls)	Price per Bbl
2011	209,698	$88.90
2012	186,655	$90.50
2013	169,798	$90.50
2014	156,804	$90.50
2015	145,051	$90.50

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Reserves LP By: Legacy Reserves GP, LLC, its General Partner

Date: November 10, 2010	By:	/s/ Steven H. Pruett
Name: Steven H. Pruett
Title: President, Chief Financial Officer and Secretary